UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                         NATIONAL PENN BANCSHARES, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          N/A

     (2)  Aggregate number of securities to which transaction applies:

          N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          N/A

     (4)  Proposed maximum aggregate value of transaction:

          N/A

     (5)  Total fee paid:

          N/A

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                         NATIONAL PENN BANCSHARES, INC.

                    ----------------------------------------


                                     NOTICE
                                       OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            to be held April 28, 1998

                    ----------------------------------------



     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of National Penn Bancshares, Inc. (the "Company") will be held on April 28, 1998, at 4:00 P.M. (Local Time) at the Gilbertsville Fire Company, 1456 East Philadelphia Avenue, Gilbertsville, Pennsylvania, for the following purposes:

     (1) to elect three Class II directors to hold office for three years from the date of election and until their successors shall have been elected and qualified; and

     (2) to consider and act upon a proposal to amend the Company's Articles of Incorporation to increase the number of authorized common shares to 50 million, as described in the accompanying Proxy Statement; and

     (3) To consider and act upon a proposal to amend the Company's Articles of Incorporation to increase the maximum number of directors of the Company to 15 persons and permit a change in the number of directors at any time, as described in the accompanying Proxy Statement; and

     (4) to transact such other business as may properly be presented at the Meeting.

     Shareholders of record at the close of business on March 13, 1998, will be entitled to notice of, and to vote at, the Meeting.

     SHAREHOLDERS ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              SANDRA L. SPAYD
                                              Secretary

March 20, 1998

INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of National Penn Bancshares, Inc. (the "Company"), parent company of National Penn Bank ("NPB"), for use at the Company's Annual Meeting of Shareholders to be held April 28, 1998 (the "Meeting"). The Proxy Statement and the accompanying proxy are first being mailed to shareholders of the Company on or about March 20, 1998. The expense of soliciting proxies will be borne by the Company. It is expected that the solicitation of proxies will be primarily by mail. The Company's directors, officers, and employees may also solicit proxies personally, by telephone, and by telegraph.


     The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting written notice of its revocation or a subsequently executed proxy to the Secretary of the Company, or by attending the Meeting and electing to vote in person. Only shareholders of record at the close of business on March 13, 1998, are entitled to notice of, and to vote at, the Meeting. On that date, there were 10,508,249 of the Company's common shares outstanding, each of which will be entitled to one vote at the Meeting.


     The presence, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at the Meeting will constitute a quorum. Abstentions, broker non-votes and withhold authority votes all count for the purpose of determining a quorum.

     If a shareholder is a participant in the Company's Dividend Reinvestment Plan and/or Employee Stock Purchase Plan, the proxy card sent to such shareholder will represent the number of shares registered in such shareholder's name and the number of shares credited to such shareholder's Dividend Reinvestment Plan account and/or Employee Stock Purchase Plan account.

     If the enclosed proxy is appropriately marked, signed, and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the election, as directors, of the Board of Directors' nominees, "FOR" the proposal to amend the Company's Articles of Incorporation to increase authorized common shares, and "FOR" the proposal to amend the Company's Articles of Incorporation to increase the maximum number of directors and to permit a change in the number of directors at any time. Signed proxies will be voted "FOR" or "AGAINST" any other matter which properly comes before the Meeting or any adjournment thereof, in the discretion of the persons named as proxyholders.

     The Company's Annual Report for the year ended December 31, 1997, is enclosed herewith. The Annual Report of the Company has been furnished to shareholders for their information. No part of the Annual Report is incorporated by reference into this Proxy Statement.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

General

     The Articles of Incorporation of the Company provide that the Company's business shall be managed by a Board of Directors of not less than eight and not more than twelve persons. The Board of Directors of the Company, as provided in the Company's Articles of Incorporation, is divided into three classes: Class I, Class II, and Class III, with each class being as nearly equal in number as possible. The Board of Directors of the Company presently consists of ten members, with three directors in Class I, four directors in Class II and three directors in Class III.

     Three Class II directors will be elected at the Meeting. The term of office of the Class II directors elected at the Meeting will expire on the date of the annual meeting of the Company's shareholders in 2001. The term of office of the continuing directors in Class III and Class I will expire on the date of the annual meeting of the Company's shareholders in 1999 and 2000, respectively.

     The Board of Directors has nominated Frederick H. Gaige, Lawrence T. Jilk, Jr. and C. Robert Roth for election as Class II directors. Each of these persons is presently a Class II director of the Company. The Company's Bylaws provide for the mandatory retirement of directors upon attainment of age 72. Accordingly, John J. Dau, a Class II director, will serve until the Meeting whereupon he will retire as a director of the Company.

     The Bylaws of the Company permit nominations for election to the Board of Directors to be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Nominations for director made by shareholders (other than the Board of Directors) must be made, in writing, delivered or mailed to the Company not less than fourteen days prior to the date of a shareholders' meeting. Such notice must contain the same information to the extent known to the notifying shareholder as that required to be stated by the Company in its Proxy Statement with respect to nominees of the Board of Directors. Any nominations that are not made in this manner or any votes cast at the Meeting for any candidate not duly nominated may be disregarded by the chairman of the Meeting. No notice of nomination for election as a director has been received from any shareholder as of the date of this Proxy Statement.

     The three nominees who receive the highest number of votes cast at the Meeting will be elected as Class II directors. Abstentions and broker non-votes will not constitute or be counted as "votes" cast for the purpose of the election of directors. Shares represented by properly executed proxies in the accompanying form will be voted for the nominees named below unless otherwise specified in the proxy by the shareholder. Any shareholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect. No proxy may be voted for a greater number of persons than the number of nominees named. If any nominee should become unable to serve, the persons named in the proxy may vote for another nominee. The Company's management, however, has no present reason to believe that any nominee listed below will be unable to serve as a director, if elected.

The Nominees and Continuing Directors

     The following table sets forth the principal occupation, age, and certain other information as to the nominees for election as Class II directors, and the continuing Class III and Class I directors, as of March 1, 1998:

                                                                                                                 Director of
                                        Principal Occupation(s)                                                  the Company
            Name                        During Last Five Years                                    Age             Since (1)
NOMINEES AS CLASS II DIRECTORS
  TO SERVE UNTIL 2001

FREDERICK H. GAIGE(3)                   Dean & Campus Executive Officer,                           60                1997
                                        Penn State, Berks - Lehigh Valley College.

LAWRENCE T. JILK, JR.(4)                President and Chief Executive Officer                      59                1978
                                        of the Company; Chairman of NPB.

C. ROBERT ROTH(3)                       District Justice.                                          50                1990

CONTINUING CLASS III DIRECTORS
  TO SERVE UNTIL 1999

PATRICIA L. LANGIOTTI(3)(4)             President, Creative Management                             51                1992
                                        Concepts (management consulting);
                                        Chief Executive Officer, Brubacher
                                        Excavating, Inc.

HAROLD C. WEGMAN, D.D.S.(2)             Dentist practicing in the Reading                          70                1980
                                        area.

WAYNE R. WEIDNER(4)                     Executive Vice President of the                            55                1985
                                        Company; Chief Executive Officer
                                        and President of NPB.

CONTINUING CLASS I DIRECTORS
  TO SERVE UNTIL 2000

JOHN H. BODY(2)(3)(4)                   Manager, General Services, Air                             64                1981
                                        Products and Chemicals, Inc.

J. RALPH BORNEMAN, JR.(2)(3)            President, Body-Borneman Asso-                             59                1992
                                        ciates, Inc. (insurance).

KENNETH A. LONGACRE(2)(4)               Chief Executive Officer, Farm &                            64                1993
                                        Home Oil Company.

------------------------
(1) Includes period served as director of NPB prior to formation of the Company.
(2)  Member of Compensation Committee of the Company.
(3)  Member of Audit Committee of the Company.
(4)  Member of Executive Committee of the Company.

Security Ownership of Management

     The following table sets forth information concerning the number of common shares of the Company held as of March 1, 1998, by each nominee for director, each present director, each named executive officer set forth in the compensation tables beginning on page 11, and all directors and executive officers as a group.

                                                                    Amount and Nature of Beneficial Ownership
                                                                           Sole                   Shared
                                                  Total                 Voting and              Voting and            Percent
          Name of                              Beneficial               Investment              Investment               of
    Beneficial Owner                           Ownership                  Power                   Power               Class(1)

Directors and Nominees
John H. Body(4)                                   89,547                  86,772                   2,775                  -
J. Ralph Borneman, Jr.(4)                         19,583                   9,141                  10,442                  -
John J. Dau(4)(5)                                262,647                  74,835                 187,812                2.5%
Frederick H. Gaige(2)                                328                     328                       0                  -
Lawrence T. Jilk, Jr.(2)(3)                       56,652                  45,700                  10,952                  -
Patricia L. Langiotti(4)                           5,932                   5,300                     632                  -
Kenneth A. Longacre(4)                            94,373                  94,373                       0                  -
C. Robert Roth(2)(4)                              12,578                   5,989                   6,589                  -
Harold C. Wegman, D.D.S.(4)                      128,750                  67,566                  61,184                1.2%
Wayne R. Weidner(3)                               98,530                  92,056                   6,474                  -

Other Named Executive Officers
William H. Sayre(3)(6)                            15,919                  14,270                   1,649                  -
Garry D. Koch(3)                                   5,582                   5,550                      32                  -
Gary L. Rhoads(3)                                 21,858                  19,871                   1,987                  -
Russell J. Kunkel(7)                               1,444                   1,444                       0                  -

All Directors and Executive Officers
as a Group (15 Persons)(3)(4)                    817,002                 525,777                 291,225                7.7%

------------------------

(1) Unless otherwise indicated, amount owned does not exceed 1% of the total number of common shares outstanding as of March 1, 1998.
(2) Indicates a nominee for election as a Class II director at the Annual Meeting of Shareholders.
(3) Includes shares allocated under the Company's Capital Accumulation Plan. Includes the following shares which may be acquired by exercise of vested options granted to officers under the Company's stock compensation plans:
     Mr. Jilk - 40,665 shares, Mr. Weidner - 81,913 shares, Mr. Sayre - 11,000 shares, Mr. Koch - 4,675 shares, and Mr. Rhoads - 16,360 shares. Does not include shares which may be acquired in the future by exercise of options granted under the Company's stock compensation plans which options are not presently exercisable.
(4) Includes the following shares which may be acquired by exercise of vested options granted to non-employee directors under the Company's stock option plan for non-employee directors: Mr. Body - 10,289 shares, Mr. Borneman - 5,145 shares, Mr. Dau - 14,699 shares, Ms. Langiotti - 734 shares, Mr. Longacre - 3,674 shares, Mr. Roth - 3,674 shares, and Dr. Wegman - 11,025 shares. Does not include shares which may be acquired in the future by exercise of options granted under the Company's stock option plan for non-employee directors which options are not presently exercisable.
(5)  Mr. Dau retires as a director of the  Company as of the Meeting  date.
(6)  Mr. Sayre retired  effective  December 31, 1997.
(7)  Mr. Kunkel resigned effective September 5, 1997.

                                   PROPOSAL 2

              AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION
                       TO INCREASE AUTHORIZED COMMON STOCK

     The Board of Directors has approved an amendment to Article Fifth of the Company's Articles of Incorporation which, if adopted, would increase the number of authorized common shares of the Company from 26,666,667 shares, par value $1.875, to 50,000,000 shares, without par value. The Board recommends that shareholders approve this amendment.


     At March 13, 1998, there were 10,508,249 of the Company's common shares issued and outstanding. Of the remaining 16,158,418 authorized shares, 2,514,404 shares are reserved for issuance under the Company's dividend reinvestment and various stock-based compensation and employee benefit plans, leaving 13,644,014 common shares available for issuance.


     The Board believes that it is advisable to have a greater number of authorized but unissued common shares available for various corporate programs and purposes. The Board also believes that the concept of "par value" should be eliminated as it is no longer provided for in Pennsylvania law applicable to the Company.

     The Company may from time to time consider acquisitions and mergers, stock dividends or stock splits, and public or private financings to provide the Company with capital, which may involve the issuance of additional common shares or securities convertible into common shares. Also, additional common shares may be necessary to meet anticipated future obligations under the Company's dividend reinvestment plan and other stock-based compensation and employee benefit plans. The Board believes that having authority to issue additional common shares will avoid the possible delay and significant expense of calling and holding a special meeting of shareholders to increase authorized capital.

     The Company has no present plan, agreement or understanding involving the issuance of its common shares except for shares required or permitted to be issued under the Company's dividend reinvestment plan, other stock-based compensation and employee benefit plans, and under the Company's shareholder rights plan. It is possible, however, that merger and acquisition opportunities involving the issuance of common shares will develop. It is also possible that an increase in the market price for the Company's common shares, and conditions in the capital markets generally, may make a stock dividend, a stock split or a public offering of the Company's stock desirable. In each of the past 20 years, the Company has paid a 5% or greater stock dividend and/or split its common stock. The Board believes that an increase in the number of authorized common shares of the Company will enhance its ability to respond promptly to any such opportunities.

     If this proposal is approved, the additional authorized common shares may be issued for such consideration, cash or otherwise, at such times and in such amounts as the Board of Directors may determine without shareholder approval, except to the extent that shareholder approval is required by applicable law or rules. Because the Company's common shares are traded on the Nasdaq National Market tier of the Nasdaq Stock Market, under applicable rules of the National Association of Securities Dealers, Inc., shareholder approval must be obtained prior to the issuance of shares for certain purposes, including the issuance of greater than 20% of the Company's then outstanding shares in connection with an acquisition or merger.

     Although the Board presently intends to employ the additional common shares solely for the purposes set forth above, such shares could be used by the Board to dilute the stock ownership of persons seeking to obtain control of the Company, thereby possibly discouraging or deterring a non-negotiated attempt to obtain control of the Company and making removal of incumbent management more difficult. The proposal, however, is not a result of, nor does the Board have any knowledge of, any effort to accumulate the Company's common shares or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to the Board or otherwise. The proposal is not part of any plan by the Board to adopt a series of proposals relating to a possible takeover of the Company, and the Board has no present intention of soliciting a shareholder vote on any other such proposal.

     The authorization of additional common shares will not, by itself, have any effect on the rights of present shareholders. Shareholders do not have preemptive rights to subscribe for or purchase additional common shares. The issuance of additional shares authorized by the amendment for corporate purposes other than a stock split or stock dividend could have a dilutive effect on earnings and book value per common share and on the voting power of common shareholders at the time of issuance.

     Article Ninth of the Company's Articles of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock, which the Board has the power to issue as a class or in series and to determine the voting power, if any, dividend rates, conversion or redemption prices, designations, rights, preferences and limitations of the shares in the class or in each series. The proposed amendment to Article Fifth of the Company's Articles of Incorporation will not increase or otherwise affect the Company's authorized preferred stock. As of March 13, 1998, the Company had no outstanding shares of preferred stock.

     The text of Article Fifth, as proposed to be amended, is as follows:

          "FIFTH. The total number of Common Shares that the Corporation shall have authority to issue is 50,000,000 without par value."

     The Board recommends a vote FOR this amendment. The affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the Meeting is required to approve this amendment. Abstentions and broker non-votes will not constitute or be counted as "votes" cast on this matter, so they will have no effect on the outcome. All proxies will be voted FOR approval of the amendment unless a shareholder specifies to the contrary on such shareholder's proxy card.

                                   PROPOSAL 3

              AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION
                     TO INCREASE MAXIMUM NUMBER OF DIRECTORS

     The Board of Directors has approved an amendment to Article Eighth, Paragraph (a), of the Company's Articles of Incorporation which, if adopted, would increase the maximum number of directors of the Company from 12 to 15 and would permit a change in the size of the Board at any time. The Board recommends that shareholders approve this amendment.

     Article Eighth of the Company's Articles of Incorporation provides for a "classified" or "staggered" Board of Directors; that is, a system in which the directors are divided into three classes, as nearly equal in size as is possible; one class of directors is elected annually; and each class serves for a three-year term. The classified Board was approved by the Company's shareholders in 1984.

     The adoption by the Company, and by many other companies, of a classified Board reflected widespread concern over hostile and non-negotiated attempts to acquire control of corporations to the potential disadvantage of shareholders. A classified board was, and is, widely viewed as discouraging proxy contests for the election of directors, or acquisitions of substantial blocks of stock, by a person or group seeking to acquire control of a company, because the extended term of directors could operate to prevent the acquisition of control of the board in a relatively short period of time. The Board also believes a classified board of directors promotes stability and continuity among a company's directors. The proposed amendment to Article Eighth would not change the Company's classified Board structure.

     Article VIII, Paragraph (a), presently provides that the Board of Directors may not have less than 8 nor more than 12 members, the exact number determined annually by the Board prior to holding of the annual meeting of shareholders. Since 1984, the Board has varied in size between 8 and 11 members, with the three classes of Board members generally varying between 3 and 4 members each depending on the size of the overall Board. Upon conclusion of the Meeting, the Board will consist of 9 members, three in each class.

     The Board of Directors believes that it is advisable to have the flexibility at any time to increase the size of the Board to 15 members, while retaining the classified nature of the Board.

     The Company may from time to time consider acquisitions and mergers in which it may be desirable to provide that certain directors or officers of the to-be-acquired or merged company will serve on the Company's Board of Directors after consummation of the transaction. This is especially likely if the shareholders of the to-be-acquired or merged company are to receive the Company's common shares in the transaction, not cash, and thus are to have a continuing interest as shareholders in the Company. In addition, outside of the merger and acquisition context, the Board may also find other qualified individuals whose service as directors would facilitate the Company's pursuit of other business opportunities.

     Although the Company has no present plan, agreement or understanding involving the election of additional persons to its Board of Directors, the Board believes that having authority at any time to increase the size of the Board to 15 will better permit the Company to better pursue these various opportunities.

     The proposed amendment would not change the provisions of Article Eighth governing the filling of Board vacancies. Any vacancy, including any that might arise from an increase in the size of the Board after adoption of the proposed amendment, can be filled by a vote of a majority of the remaining directors. Directors so elected by the Board must be elected in the three classes in such a manner as to keep the three classes as nearly equal in size as is possible. Any such director holds office for the remainder of the term of the class to which he has been elected.

     The text of Article Eighth, Paragraph (a), as proposed to be amended, is as follows:

          "(a) The Board of Directors will consist of not less than eight and not more than fifteen directors, as determined from time to time by resolution of the Board of Directors."

     The Board recommends a vote FOR this amendment. The affirmative vote of two-thirds of the outstanding common shares entitled to vote at the Meeting is required to approve this amendment. Abstentions and broker non-votes will not constitute or be counted as "votes" cast on this matter, so they will have the same effect as "no" votes. All proxies will be voted FOR approval of the amendment unless a shareholder specifies to the contrary on such shareholder's proxy card.

                             ADDITIONAL INFORMATION

Board and Committee Meetings

     The Company's Board of Directors met nine times during 1997. The Company's Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee and is authorized, under the Company's Bylaws, to create other committees. At present, no other committee has been established. The Company's Executive Committee, which met twice during 1997, may exercise the authority of the Board to the extent permitted by law during intervals between meetings of the Board. The Company's Compensation Committee, which met twice during 1997, is responsible for the approval and administration of the base salary level and annual incentive compensation programs, as well as the long-term incentive compensation program, for executive officers and other officers of the Company. The Compensation Committee is comprised solely of directors who are not employees of the Company. The Company's Audit Committee, which met four times during 1997, is responsible for reporting to the Board on the general financial condition of the Company and the results of the annual audit. During 1997, each director of the Company attended at least 75% of the aggregate of all meetings of the Company's Board of Directors and Board committees on which they served.

Directors' Compensation

     Each director of the Company who is not an employee of the Company or NPB (each of whom also presently serves as a director of NPB) annually receives a $5,000 retainer for serving as a director if he attends at least 75% of the Board's meetings, plus $250 for each Board committee meeting attended (or $125 if the meeting is held on the same day as a Board or another Board committee meeting). Each non-employee director of NPB currently receives $500 for each NPB Board meeting attended, and $250 for each Board committee attended (or $125 if the meeting is held on the same day as a Board or another Board committee meeting). Non-employee directors of the Company or NPB also receive $125 per Board or Board committee meeting if such meeting is held by telephone conference call. Messrs. Dau and Longacre, as non-employee directors of Investors Trust Company ("ITC"), a Company subsidiary, receive $250 for each ITC Board meeting attended.

     Under a directors' fee plan, non-employee directors of the Company or of its subsidiaries may elect to receive payment of their compensation as directors either in cash or in the Company's common shares or to defer such compensation for subsequent payment in cash or the Company's common shares. During 1997, the Company accrued a total of $106,041 in director compensation. Of this amount, $35,500 was paid currently in cash or stock. The balance of $70,541 was deferred compensation of which $32,416 will be paid in cash and $38,125 will be paid in stock.

     Under a stock option plan for non-employee directors of the Company, each non-employee director receives annually on the first business day of the year a non-qualified stock option for 734 common shares (subject to adjustment on account of stock dividends or splits) at an exercise price equal to the stock's fair market value on the date of grant. The options become exercisable two years from the date of grant, subject to acceleration if an actual or potential change of control of the Company occurs, and expire ten years from the date of grant.

Report of the Compensation Committee

     Compensation Philosophy. The Compensation Committee of the Company's Board of Directors (the "Committee") believes that the maximization of corporate performance and, in turn, shareholder value, depends largely on establishing a close alignment between the financial interests of shareholders and those of the Company's employees, especially its senior management, and retaining experienced, qualified management. Accordingly, the Committee follows a pay-for-performance philosophy.

     In addition to base salary and benefits, the Company maintains an incentive compensation program closely tied to corporate results and a stock compensation plan for managerial employees.

     The Committee intends to place at risk a major portion of senior managers' compensation by emphasizing compensation earned through achievement of the Company's financial goals and through appreciation in the market value of the Company's stock. The Committee seeks to provide a high level of overall compensation to senior managers if a high level of profitability is achieved.

     Base Salary. Base salaries of executive officers are determined by evaluating the responsibilities of their positions and by comparing salaries paid in the marketplace to those of executives with similar experience and responsibilities at other bank holding companies. In making this comparison, the Committee utilizes management compensation data available from commercial sources. In keeping with the pay-for-performance concept, base salaries are generally targeted somewhat below the average salary levels of the companies covered by the data reviewed by the Committee. Although the Company's financial performance is considered, salary decisions are generally not tied to any financial performance factor or other criteria for the Company and are made independently of decisions on other components of the Company's compensation package.

     For 1997, the Committee reviewed an independent salary study of Pennsylvania bank holding companies, broken down by asset size, including data on chief executive officer compensation. This group is more narrowly defined than are the financial institutions in the Nasdaq Bank Stock Index included in the performance graph on page 14, which Index includes many larger banking companies throughout the United States. The Committee believes salary comparisons should be made primarily with Pennsylvania companies of roughly comparable size.

     The Committee established Mr. Jilk's base salary, effective April 13, 1997, at $287,605, a 7% increase over his 1996 salary level. This placed Mr. Jilk's base compensation somewhat below the average base compensation of the chief executive officers of comparable bank holding companies, as reflected in the compensation data reviewed by the Committee. The Committee credited Mr. Jilk with great success in managing the growth of the Company's assets, new product development and technological change, at the same time leading the Company to another record financial performance.

     Benefits. The Company provides various benefits to its employees, including its executive officers, such as life and disability insurance and the Company's qualified pension plan.

     Short-Term Incentive Compensation. Executive officers and other participants approved by the Committee are eligible to earn bonuses under the Company's Executive Incentive Plan (the "Plan"). Such bonuses are a function of
(1) the size of the bonus fund, determined by the Committee each year, without discretion, pursuant to the Plan; (2) the number of participants in the Plan, determined by the Committee each year; and (3) the Committee's subjective evaluation of the participants' respective contributions to the Company's success for the year.

     Under the Plan, at the beginning of a fiscal year, the Committee establishes both internal and external financial performance goals for the Company for that year. For 1997, the internal goal was for the Company's net operating income before securities transactions to exceed such income for 1996; the external goal was for the Company's net operating income before securities transactions (profits or losses on securities sales of banks or bank holding companies or their successors in which the Company has or had a 20% ownership interest are included as operating income), as a percent of average realized common equity, to exceed the average of such income, as a percent of average realized common equity, for a group of bank holding companies selected by the Committee. This comparison group is established annually based on common traits with the Company, such as asset size and geographic location. For 1997, there were nine Pennsylvania bank holding companies in this group. This group is subject to change as companies are acquired and is more narrowly defined than are the financial institutions in the Nasdaq Bank Stock Index included in the performance graph on page 14. The Committee believes that short-term financial performance should be measured against that of companies located in or near the Company's market area.

     At the end of each year, the Committee determines the extent to which the Company's internal and external goals are met. If both goals are met, a bonus fund is determined by a formula set forth in the Plan. Under this formula, the size of the bonus fund is determined solely by the extent to which the Company exceeds its external goal. The maximum bonus fund is established if the Company's external goal is achieved by 30% or more. If either goal is not met, no bonus fund is established.

     The Plan provides for a maximum cash bonus of 50% of base salary for the Company's President and Executive Vice President. For other officers, the Plan provides, depending on their positions, maximum cash bonuses of 35% or 25% of base salary.

     Given the Company's goal to provide incentives for its managers to remain with the Company, the Plan also provides that each participant eligible for a maximum cash bonus of 50% or 35% also is awarded a bonus equal to one-third of his or her cash bonus, but this award is subject to a five-year mandatory deferral and risk of forfeiture. If, at the end of five years, the participant is still employed or has retired at age 60 or later, the participant becomes entitled to the amount of the deferred bonus plus interest, together with a matching contribution from the Company. A deferred bonus is forfeited if the recipient does not satisfy the requirements for a matching contribution, except in the case of death or a change in control of the Company.

     In 1997, the Company met both its internal and external financial performance goals, the latter by 22.5%. Based on the resulting size of the bonus fund, the number of Plan participants, and the Committee's subjective performance evaluations of Plan participants for 1997, including Mr. Jilk, the Committee awarded Mr. Jilk a cash bonus of $143,803 and a mandatory deferred bonus of $47,934. In evaluating Mr. Jilk's performance, the Committee noted the Company's record earnings in 1997, 73.7% total shareholder return for 1997, and Mr. Jilk's leadership in continuing to position the Company for long-term profitable growth.

     Stock Option Grants. The Committee grants stock options annually to executive officers and other employees at an exercise price equal to 100% of the stock's fair market value on the date of grant. The goal in granting stock options has been, and is, to provide a vehicle for long-term incentive compensation through financial rewards dependent on future increases in the market value of the Company's stock. Thus, executive officers are encouraged to manage the Company with a view toward maximizing long-term shareholder value.

     In determining the number of options to be granted in 1997 to officers and employees, including the Company's executive officers, the Committee considered publicly available management compensation data (including data on options) concerning other bank holding companies, the number of options already held by executive officers and others, potential dilution, vesting requirements, the number of the Company's shares outstanding, and the financial performance of the Company to the date of grant. While the Committee considered this information, it did not apply any specific quantitative or qualitative criteria or assign any specific weights to these factors; the grants were made in the subjective judgment of the Committee. In 1997, the Committee granted stock options for a total of 190,015 shares or 1.79% of the Company's shares outstanding at December 31, 1996, including stock options for 41,065 shares granted to Mr. Jilk.

     Given the Company's goal to provide incentives for its managers to remain with the Company, stock options may be exercised only to the extent they are vested. Under the Officers' and Key Employees' Stock Compensation Plan approved by shareholders in 1997, options vest in 20% increments over a five-year period. If an option holder's employment with the Company terminates other than upon death or retirement at age 60 or later, non-vested options terminate.

     Tax Law. Under a federal income tax law adopted in 1993, compensation to executives of public companies in excess of $1 million per year that is not "performance-based" is not deductible for income tax purposes. Given the
Company's current executive compensation levels, the Committee does not anticipate this tax law will affect the Company, but the Committee will continue to monitor the situation. To the extent the Committee develops new executive compensation plans or programs, it intends to structure them so that compensation thereunder will be deemed "performance-based" under this income tax law.

                                   John H. Body, Chairman    Kenneth A. Longacre
                                   J. Ralph Borneman, Jr.    Harold C. Wegman
                                   John J. Dau

Executive Compensation Summary

     The following table sets forth annual and long-term compensation for services in all capacities to the Company during the years 1995 through 1997 of those persons who were (i) the Company's Chief Executive Officer, (ii) the other four most highly compensated executive officers of the Company who were serving as executive officers as of December 31, 1997, and (iii) one additional individual who would have been included pursuant to paragraph (ii) but for the fact that he was not serving as an executive officer on December 31, 1997 (collectively the "named executives").

                           SUMMARY COMPENSATION TABLE

                                                                                  Long-Term Compensation
                                             Annual Compensation                 Awards                Payouts
                                                                                       Securities
                                                                        Restricted     Underlying
    Name and                                               Other Annual   Stock         Options/         LTIP      All Other
    Principal                          Salary     Bonus(1) Compensation   Awards          SARs          Payouts  Compensation
    Position               Year         ($)          ($)        ($)        ($)             (#)            ($)         ($)
       (a)                  (b)         (c)          (d)        (e)        (f)             (g)            (h)         (i)


Lawrence T. Jilk, Jr        1997     $289,740     $191,737       0          0             41,065            0     $ 59,419(2)
      President & Chief     1996      268,760      169,050       0          0             41,067            0       56,734
      Executive Officer     1995      254,927      169,050       0          0             45,276            0       49,218

Wayne R. Weidner            1997      191,327      133,333       0          0             35,200            0       40,649(2)
      Executive Vice        1996      175,716      112,472       0          0             35,200            0       38,924
      President             1995      167,181      112,472       0          0             38,808            0       34,803

William H. Sayre(3)         1997      139,000       55,787       0          0             11,000            0        4,613(2)
      Vice Chairman         1996      129,045       55,786       0          0             14,667            0        3,713
      of NPB                1995      117,661       55,786       0          0             16,171            0        2,942

Garry D. Koch               1997       98,997       46,667       0          0              7,000            0       11,819(2)
      Executive Vice        1996       85,345       37,333       0          0              4,933            0        2,134
      President of NPB      1995       81,084       37,333       0          0              5,292            0        2,027

Gary L. Rhoads              1997       85,349       42,933       0          0              6,000            0       10,666(2)
      Treasurer & Chief     1996       71,432       30,736       0          0              4,667            0        2,171
      Financial Officer     1995       64,993       30,736       0          0              4,851            0        1,625

Russell J. Kunkel(4)        1997      107,204            0       0          0                  0            0      173,429(2)
      Vice Chairman         1996       92,534       33,333       0          0             13,333            0            0
      of NPB                1995            0            0       0          0                  0            0            0

-------------
(1) Includes 25% mandatory deferral of total award under the Company's Executive Incentive Plan.


(2) Consists of 50% matching contributions by the Company under the Capital Accumulation Plan (a 401(k) plan) ($4,750 for Mr. Jilk, $4,644 for Mr. Weidner, $4,613 for Mr. Sayre, $3,180 for Mr. Koch, $2,987 for Mr. Rhoads and $4,750 for Mr. Kunkel); Company's matching contribution with respect to previously awarded, mandatorily deferred amounts under the Company's Executive Incentive Plan paid in accordance with the Plan ($48,717 for Mr. Jilk, $31,870 for Mr. Weidner, $8,640 for Mr. Koch, and $7,679 for Mr. Rhoads); life insurance annual premiums of $2,005 and $2,748 for Messrs. Jilk and Weidner; and long-term disability insurance premiums of $3,947 and $1,387 for Messrs. Jilk and Weidner. For Mr. Kunkel, it also includes a one-time lump sum severance payment of one year's salary, bonus and benefits of $168,679.


(3)  Mr. Sayre retired effective December 31, 1997.

(4)  Mr. Kunkel resigned effective September 5, 1997.

Option Grants

     The following table summarizes certain information regarding option grants during fiscal 1997 to the named executives:

                      Option/SAR Grants in Last Fiscal Year

                                                  Individual Grants                        Grant Date Value
                             Number of                                                         Grant Date
                             Securities      % of Total                                       Present Value
                             Underlying        Options                                           Based on
                              Options         Granted to     Exercise or                      Black-Scholes
                             Granted(1)      Employees in   Base Price(2)                       Model(4)
    Name                        (#)           Fiscal Year     ($/Share)    Expiration Date(3)     ($)
     (a)                        (b)              (c)             (d)             (e)              (f)
Lawrence T. Jilk, Jr           41,065           20.96%         $32.125         1/11/08         $480,461
Wayne R. Weidner               35,200           17.97%         $32.125         1/11/08         $411,840
William H. Sayre               11,000            5.62%         $32.125        12/31/00        $128,700
Garry D. Koch                   7,000            3.57%         $32.125         1/11/08         $ 81,900
Gary L. Rhoads                  6,000            3.06%         $32.125         1/11/08         $ 70,200
Russell J. Kunkel                   0              --               --              --              --
--------

(1) Each option only becomes exercisable if the holder remains an employee after the grant date in accordance with the following vesting schedule:
      20% per year on the first through fifth anniversary dates of grant. All amounts represent stock options; the Company's stock compensation plans do not provide for the issuance of stock appreciation rights.

(2) Under the terms of the Company's stock compensation plans, all options must be granted with an exercise price equal to the fair market value of the stock on the date of grant. The exercise price for an option must be paid in cash; an optionee exercising a non-qualified stock option may elect to surrender a percentage of the shares otherwise issuable to cover any required withholding taxes upon compliance with detailed procedural rules set forth in the plans.

(3) In the event of termination of employment other than for retirement at age 60 or later or death, or for "cause," the non-vested portion of any option will lapse immediately and the unexercised vested portion of any option will lapse no later than three months after termination of employment. In the event of termination of employment upon retirement at age 60 or later or death, the nonvested portion of any option will vest immediately and the option, to the extent remaining unexercised, will lapse no later than three years after termination of employment. In the event of termination of employment for "cause," all unexercised options lapse immediately.

(4) Based upon the Black-Scholes option valuation model, which estimates the present dollar value of the Company's common stock options to be $11.70 per share under option. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include (a) an expected volatility of 31.5%, (b) a risk-free rate of return of 5.89%, which approximates the 10-year, zero-coupon Treasury bond rate, (c) the Company's average common shares dividend yield of 2.55% on the grant date,
      (d) an expected term of 9.17 years, and (e) an expected turnover of 5%.

Option Exercises and Fiscal Year-End Option Values

     The following table summarizes certain information regarding exercises of stock options during fiscal 1997 and the value of outstanding options at the end of fiscal 1997 for the named executives:

 Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
                                                                                                           Value of Unexercised
                                                                      Number of Securities                    In-the-Money
                                 Shares                              Underlying Unexercised                   Options/SARs
                               Acquired on                           Options/SARs at FY-End                   at FY-End(2)
                                Exercise    Value Realized(1)     Exercisable      Unexercisable     Exercisable      Unexercisable
     Name                          (#)             ($)                (#)               (#)              ($)               ($)
     (a)                           (b)             (c)                (d)               (e)              (f)               (g)
Lawrence T. Jilk, Jr             90,495        $1,713,769            40,665           190,848        $  429,853        $2,024,261
Wayne R. Weidner                 18,484        $  208,004            81,913           162,685        $1,396,859        $1,716,633
William H. Sayre                 14,522        $  149,866            60,808                 0        $  644,120                 0
Garry D. Koch                     5,830        $   62,753             4,675            24,705        $   70,729        $  239,204
Gary L. Rhoads                        0                 0            17,363            22,119        $  338,251        $  217,727
Russell J. Kunkel                     0                 0                 0                 0                 0                 0

----------
(1) Represents the aggregate market value of the underlying common shares at the date of exercise minus the aggregate exercise price for options exercised.

(2) "In-the-Money Options" are stock options with respect to which the market value of the underlying common shares exceeded the exercise price at December 31, 1997. The value of such options is determined by subtracting the aggregate exercise price for such options from the aggregate fair market value of the underlying common shares on December 31, 1997.

Pension Plan

     The Company has a noncontributory, defined-benefit Pension Plan covering employees who have reached 20 1/2 years of age and completed 1,000 hours of service with the Company. The following table shows the annual retirement benefits payable under the plan in the form of a joint and survivor annuity for a range of compensation and years of service classifications. The amounts shown in the table are based on an employee who is presently age 65 and has had a constant salary for the past five years and are not subject to offset for social security or other amounts. As of December 31, 1997, Messrs. Jilk, Weidner, Sayre, Koch, Rhoads and Kunkel were credited with 20, 35, 5, 14, 25 and 1 years of service under the plan, respectively.

                               Pension Plan Table

                                                          Years of Service
           Salary               15              20              25              30              35
          $ 75,000           $ 16,313        $ 21,750        $ 27,188        $ 32,625        $ 38,063
           100,000             22,875          30,500          38,125          45,750          53,375
           125,000             29,438          39,250          49,063          58,875          68,688
           125,000             36,000          48,000          60,000          72,000          84,000
           150,000             38,625          51,500          64,375          77,250          90,125
           175,000(1)          38,625          51,500          64,375          77,250          90,125
           200,000(1)          38,625          51,500          64,375          77,250          90,125
           225,000(1)          38,625          51,500          64,375          77,250          90,125
           250,000(1)          38,625          51,500          64,375          77,250          90,125
           275,000(1)          38,625          51,500          64,375          77,250          90,125
           300,000(1)          38,625          51,500          64,375          77,250          90,125
           325,000(1)          38,625          51,500          64,375          77,250          90,125
           350,000(1)          38,625          51,500          64,375          77,250          90,125

                                       13

----------
(1) Salary in excess of $160,000 is disregarded in determining a participant's retirement benefit. The 1997 compensation covered by the plan (all salary) for Messrs. Jilk, Weidner, Sayre, Koch, Rhoads and Kunkel was $160,000, $160,000, $139,000, $98,997, $85,349 and $160,000, respectively.

     The Company is also contractually obligated to provide Messrs. Jilk and Weidner with additional retirement benefits for a specified time period. See "Transactions with Management and Others" herein.

Performance Graph

     The following performance graph compares the performance of the Company's common shares to the Nasdaq Stock Market Total Return Index and to the Nasdaq Bank Stock Index for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's common shares and each index was $100 at December 31, 1992, and that all dividends were reinvested.

                  COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
    Among National Penn Bancshares, Nasdaq Stock Market Total Return Index,
                           & Nasdaq Bank Stock Index

(The Performance Graph appears here. See the table below for plot points.)


                                                                           December 31,
                                             1992          1993         1994          1995          1996         1997
 National Penn Bancshares, Inc.               100           161          108           117           133          231
 Nasdaq Stock Market Total Return             100           115          112           159           195          240
 Nasdaq Bank Stocks                           100           114          114           169           224          377

Transactions with Management and Others

     The Company is a party to deferred compensation agreements with Lawrence T. Jilk, Jr. and Wayne R. Weidner. Each of these agreements will provide the executive with a retirement annuity of approximately 65% of his final average base salary for a specified 15-year period. If Messrs. Jilk and Weidner had retired at December 31, 1997, they would have been entitled to receive retirement annuities of $128,134 and $88,842 respectively, per year. These amounts would have included the retirement benefits payable to these executives under the Company's Pension Plan. The deferred compensation agreements also provide that, following a "change in control" (as defined in the agreements) of the Company or NPB, an executive whose employment is terminated without cause or who resigns following an adverse change in the terms of his employment, including reduction in title or responsibilities, reduction in compensation or benefits (except in the case of a reduction for all employees generally), failure to nominate the executive for election to the Board of Directors of the Company or NPB, reassignment of the executive beyond a thirty-minute commute from Boyertown, Pennsylvania, or increased travel requirements, will receive a lump-sum cash severance payment equal, generally, to 299% of the executive's average annual compensation for the five years preceding the change in control.

     The Company is also a party to "change-in-control" agreements with Garry D. Koch and Gary L. Rhoads. These agreements provide lump-sum cash severance benefits under the same circumstances as the deferred compensation agreements with Messrs. Jilk and Weidner. The benefits for Messrs. Koch and Rhoads would be 200% and 150%, respectively, of the executive's average annual compensation for the five years preceding the change in control.

     Certain directors and officers of the Company, and the companies with which they are associated, are customers of, and during 1997 had banking transactions with, NPB in the ordinary course of business. Similar transactions may be expected to occur in the future. All loans, and commitments to loan, involved in such transactions were made under substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons and, in the opinion of NPB's management, do not involve more than the normal risk of collection or present other unfavorable features. As of December 31, 1997, loans to officers, directors, and affiliates represented 3.2% of shareholders' equity in the Company.

Auditors

     Grant Thornton LLP, certified public accountants, conducted the Company's audit for 1997. Representatives of Grant Thornton LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Principal Shareholders

     The following table sets forth the persons or groups known by the Company to own more than 5% of its common shares as of March 1, 1998:

             Name and Address                  Amount and Nature               Percent of
            of Beneficial Owner              of Beneficial Ownership         Common Shares
         Investors Trust Company                 588,463 (1)(2)                   5.6%
         2201 Ridgewood Road, #180
         Wyomissing, PA 19610

         James K. Overstreet                   1,466,389 (3)                     13.9%
         315 Natlie Road
         Phoenixville, PA 19460
----------

(1) 374,077 of these shares are held by Investors Trust Company ("ITC"), a wholly-owned subsidiary of the Company, as trustee or executor on behalf of various trusts and estates. Pursuant to the provisions of the applicable governing instruments and/or in accordance with the applicable principles of fiduciary law, ITC has the right and power, exercisable alone, to vote and to dispose of 86,355 of these shares, and exercisable with a co-fiduciary, to vote and to dispose of 287,722 of these shares, so long as such action is in the best interest of such trust or estate and the beneficiaries or principals thereof.

(2) 214,386 of these shares are held by ITC as trustee under the Company's Capital Accumulation Plan. ITC has the right and power to vote these shares in accordance with Plan provisions and applicable law. ITC has the right and power to dispose of these shares only to the extent necessary to meet the liquidity needs of the Plan.

(3) These shares are owned of record by persons or entities identified by Mr. Overstreet in filings made by him with regulatory authorities and with the Company, as being parties through which he holds common shares of the Company. 63,145 of these shares are held by Mr. Overstreet's wife, Evelyn
     M. Overstreet, and 7,979 owned by a limited partnership in which Mr. Overstreet is a partner.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, and/or written representations that no Forms 5 were required, the Company believes that, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with except that Garry
D. Koch inadvertently filed a Form 3 one day late.

Other Matters

     Management knows of no business other than as described above that is planned to be brought before the Meeting. Should any other matters arise, however, the persons named on the enclosed proxy will vote thereon according to their best judgment.

Shareholder Proposals for Next Annual Meeting

     Any shareholder proposal for consideration at the annual meeting of shareholders to be held in 1998 must be received by the Company at its principal offices not later than November 25, 1998, in order for it to be considered for inclusion in the Company's proxy materials relating to the 1999 annual meeting of shareholders.

                                           BY ORDER OF THE BOARD OF DIRECTORS



                                           SANDRA L. SPAYD
                                           Secretary

PROXY



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         NATIONAL PENN BANCSHARES, INC.

     The undersigned hereby appoints Earl Mutter, Harry D. Yoder and William M. Moeller proxies, each with power to act without the others and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of National Penn Bancshares, Inc. (the "Company") standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held April 28, 1998 or any adjournment thereof.


                          (Continued, and to be marked,
                      dated and signed, on the other side)

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

1.   Election of Class II Directors:

     ___ FOR all nominees listed to the right (except as marked to the contrary).

     ___  WITHHOLD AUTHORITY to vote for all nominees listed to the right.

     NOMINEES: Frederick H. Gaige, Lawrence T. Jilk, Jr. and C. Robert Roth.

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     ---------------------------------------------------------------------------

2. Proposal to increase the authorized common shares of the Company to 50,000,000.

     ___ FOR                   ___ AGAINST                ___ ABSTAIN

3. Proposal to increase the maximum size of the Board of Directors to 15 persons.

     ___ FOR                   ___ AGAINST                ___ ABSTAIN

4. In their discretion, the proxy holders are authorized to vote upon such other business as may come before the meeting.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:  __________________, 1998


________________________________
     (Signature)

________________________________
     (Signature if held jointly)


PLEASE  SIGN,  DATE AND  RETURN  THE PROXY  CARD  PROMPTLY  USING  THE  ENCLOSED
ENVELOPE.